Exhibit 10.1

GLOLEX INC.

2020 EQUITY INCENTIVE PLAN

This 2020 Equity Incentive Plan (the “Plan”) of Glolex Inc., a corporation formed under the laws of the State of Nevada (the “Corporation”), provides for the grant of restricted stock, restricted stock units and options to acquire shares of Common Stock of the Corporation. Awards granted under this Plan will include:

(a)	stock options that qualify and are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), which will be referred to in this Plan as “Incentive Stock Options”;

(b)	stock options that do not qualify under Section 422 of the Code (or which are not intended to be classified as Incentive Stock Options), which will be referred to in this Plan as “Non-Qualified Stock Options” (and together with Incentive Stock Options and any other form of stock option issued under the Plan, “Options”); and

(d)	restricted stock and restricted stock units, which together with Non-Qualified Stock Options shall be referred to in this Plan as “Non-Qualified Awards”.

Options and Non-Qualified Awards granted under this Plan are collectively referred to as “Awards”.

1. PURPOSE

1.1 The purpose of this Plan is to retain the services of valued key employees and consultants of the Corporation and such other persons as the Committee (as hereinafter defined) shall select in accordance with Section 3 below, and to encourage such persons to acquire a greater proprietary interest in the Corporation, thereby strengthening their incentive to achieve the objectives of the shareholders of the Corporation, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants and other persons selected by the Committee.

1.2 This Plan shall at all times be subject to all legal requirements relating to the administration of Awards, if any, under applicable corporate laws, applicable United States federal and state securities laws, the Code, the rules of any applicable stock exchange or stock quotation system, and the rules of any other foreign jurisdiction applicable to Awards granted to residents therein (collectively, the “Applicable Laws”).

2. ADMINISTRATION

2.1 This Plan shall be administered initially by the board of directors of the Corporation (the “Board”), except that the Board may, in its discretion, establish a committee composed of two (2) or more members of the Board or two (2) or more other persons to administer the Plan, which committee (the “Committee”) may be an executive, compensation or other committee, including a separate committee especially created for this purpose.

2.2 [INTENTIONALLY OMITTED]

2.3 The Committee shall have the powers and authority vested in the Board hereunder. The members of any such Committee shall serve at the pleasure of the Board. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully effective as if it had been taken at a meeting.

2.4 Subject to the provisions of this Plan and any Applicable Laws, and with a view to accomplishing the purpose of the Plan, the Committee shall have sole authority, in its absolute discretion, to:

(a)	construe and interpret the terms of the Plan and any Award granted pursuant to this Plan;

(b)	define the terms used in the Plan;

(c)	prescribe, amend and rescind the rules and regulations relating to this Plan;

(d)	correct any defect, supply any omission or reconcile any inconsistency in this Plan;

(e)	grant Awards under this Plan, except grants to directors, the CEO, the CFO and the COO of the Corporation, which will be granted by the Board as a whole only if required by Applicable Law;

(f)	determine the individuals to whom Awards shall be granted under this Plan and whether the Award is granted as an Incentive Stock Option or a Non-Qualified Award;

(g)	determine the time or times at which Awards shall be granted under this Plan;

(h)	determine the number of shares of Common Stock subject to each Award, the exercise price of each Award, the duration of each Award and the times at which each Award shall become vested and exercisable;

(i)	determine all other terms and conditions of the Awards;

(j)	to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(k)	make all other determinations and interpretations necessary and advisable for the administration of the Plan.

2.5 All decisions, determinations and interpretations made by the Committee shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

3. ELIGIBILITY

3.1 Incentive Stock Options may be granted to an “Employee”, meaning any individual who, at the time such option is granted, is an employee of the Corporation or any corporation (other than the Corporation) that is a “Parent Corporation” of the Corporation or “Subsidiary Corporation” of the Corporation, as those terms are defined in Sections 424(e) and 424(f), respectively, of the Code (or any successor provisions) and the regulations thereunder (as amended from time to time) (“Related Corporation”).

3.2 Non-Qualified Awards may be granted to Employees, and to such other persons who are not Employees as the Committee shall select, subject to any Applicable Laws.

3.3 Awards may be granted in substitution for outstanding Awards of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization between such other corporation and the Corporation or any subsidiary of the Corporation. Awards also may be granted in exchange for outstanding Awards.

3.4 Any person to whom an Award is granted under this Plan is referred to as a “Participant”.

4. [INTENTIONALLY OMITTED]

5. [INTENTIONALLY OMITTED]

6. STOCK

6.1 The Company has authorized the issuance of Awards, in any combination, under the Plan, covering up to a total combined limit of 2,000,000 shares of Common Stock, shares of restricted stock and restricted stock units, subject to adjustment as provided in this Plan. The maximum number of shares that may be subject to Incentive Stock Options granted under the Plan shall be 2,000,000. Shares of Common Stock with respect to which Awards may be granted hereunder are subject to adjustment as set forth in Section 7.1(o) herein. In the event that any outstanding Award expires or is terminated for any reason, the shares of Common Stock allocable to the unexercised portion of such Award may again be subject to an Award granted to the same Participant or to a different person eligible under Section 3 herein.

7. TERMS AND CONDITIONS OF AWARDS

7.1 Each Award granted under this Plan shall be evidenced by a written agreement approved by the Committee (each, an “Award Agreement”). Award Agreements may contain such provisions, not inconsistent with this Plan or any Applicable Laws, as the Committee in its discretion may deem advisable. All Awards also shall comply with the following requirements:

(a)	Number of shares of Common Stock underlying the Award and Type of Award

Each Award Agreement shall state the number of shares of Common Stock to which it pertains and whether the Award is intended to be an Incentive Stock Option, a Non-Qualified Stock Option, restricted or unrestricted stock or restricted stock units; provided that:

(i)	the number of shares of Common Stock that may be reserved pursuant to the exercise of Awards granted to any person shall not exceed five percent (5%) of the issued and outstanding shares of Common Stock of the Corporation;

(ii)	in the absence of action to the contrary by the Committee in connection with the grant of an Award, all Awards shall be Non-Qualified Awards;

(iii)	the aggregate fair market value (determined at the Date of Grant, as defined below) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (granted under this Plan and all other plans under which incentive stock options may be granted of the Corporation, a Related Corporation or a predecessor corporation) shall not exceed $100,000, or such other limit as may be prescribed by the Code as it may be amended from time to time (the “Annual Limit”); and

(iv)	any portion of an Award that exceeds the Annual Limit shall not be void but rather shall be a Non-Qualified Stock Option.

(b)	Date of Grant

Each Award Agreement shall state the date the Committee has deemed to be the effective date of grant of the Award for purposes of this Plan (the “Date of Grant”).

(c)	Exercise Price

Each Award Agreement shall state the price per share of Common Stock to which an Award is exercisable (if applicable). The Committee shall act in good faith to establish the exercise price in accordance with Applicable Laws; provided that:

(i)	the per share exercise price for an Incentive Stock Option or Non-Qualified Stock Option shall not be less than the fair market value per share of Common Stock at the Date of Grant as determined by the Committee in good faith;

(ii)	with respect to Incentive Stock Options granted to greater-than-ten percent (10%) shareholders of the Corporation (as determined with reference to Section 424(d) of the Code), the exercise price per share shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock at the Date of Grant as determined by the Committee in good faith; and

(iii)	Awards granted in substitution for outstanding options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization involving such other corporation and the Corporation or any subsidiary of the Corporation may be granted with an exercise price equal to the exercise price for the substituted option of the other corporation, subject to any adjustment consistent with the terms of the transaction pursuant to which the substitution is to occur and subject to the requirements of Sections 424 and 409A of the Code (and the regulations promulgated thereunder) to the extent such requirements are applicable.

(d)	Duration of Awards

At the time of the grant of the Award, the Committee shall designate, subject to Section 7.1(g) herein, the expiration date of the Award, which date shall not be later than ten (10) years from the Date of Grant; provided that the Committee decided otherwise in specific Award Agreements or that the expiration date of any Incentive Stock Option granted to a greater than ten percent (10%) shareholder of the Corporation (as determined with reference to Section 424(d) of the Code) shall not be later than five (5) years from the Date of Grant. In the absence of action to the contrary by the Committee in connection with the grant of a particular Award, and except in the case of Incentive Stock Options as described above, all Awards granted under this Section 7 shall expire ten (10) years from the Date of Grant.

(e)	Vesting Schedule

No Award shall be exercisable until it has vested. The vesting schedule for each Award shall be specified by the Committee at the time of grant of the Award; provided that if no vesting schedule is specified at the time of grant or otherwise provided in the applicable Award Agreement, the Award shall vest as follows:

(i)	on the three (3) month anniversary of the Date of Grant and each successive quarter-year anniversary to and including the thirty-six month anniversary, the Award shall vest and shall become exercisable with respect to one-twelfth (1/12th) of the Common Stock to which it pertains.

The Committee may specify a vesting schedule for all or any portion of an Award based on the achievement of performance objectives established in advance of the commencement by the Participant of services related to the achievement of the performance objectives. Performance objectives shall be expressed in terms of objective criteria, including but not limited to, one or more of the following: return on equity, return on assets, share price, market share, sales, earnings per share, costs, net earnings, net worth, inventories, cash and cash equivalents, gross margin or the Corporation’s performance relative to its internal business plan. Performance objectives may be in respect of the performance of the Corporation as a whole (whether on a consolidated or unconsolidated basis), a Related Corporation, or a subdivision, operating unit, product or product line of either of the foregoing. Performance objectives may be absolute or relative and may be expressed in terms of a progression or a range. An Award that is exercisable (in full or in part) upon the achievement of one or more performance objectives may be exercised only following written notice to the Participant and the Corporation by the Committee that the performance objective has been achieved.

(f)	Acceleration of Vesting

The vesting of one (1) or more outstanding Award(s) may be accelerated by the Committee at such times and in such amounts as it shall determine in its sole discretion.

(g)	Term of Award

(i)	Vested Awards shall terminate, to the extent not previously exercised or settled, upon the occurrence of the first of the following events:

A.	the expiration of the Award, as designated by the Committee in accordance with Section 7.1(d) above;

B.	the date a Participant receives a notice of his termination of employment or contractual relationship with the Corporation or any Related Corporation for Cause (as hereinafter defined); or

C.	the expiration of ten (10) years, unless otherwise determined in specific agreements by the Committee, from the date of a Participant’s termination of employment or contractual relationship with the Corporation or any Related Corporation for any reason whatsoever other than Cause, but including death or disability, unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Committee until a date not later than the expiration date of the Award.

(ii)	Notwithstanding Section 7.1(g)(i) above, any vested Awards that have been granted to a Participant in the Participant’s capacity as a director of the Corporation or any Related Corporation shall terminate upon the occurrence of the first of the following events:

A.	the event specified in Section 7.1(g)(i)A above;

B.	the expiration of ten (10) years, unless otherwise determined in specific agreements by the Committee, from the date such Participant ceases to serve as a director of the Corporation or Related Corporation, as the case may be.

(iii)	Upon the death of a Participant, any vested option still in force and unexpired may be exercised by the person or persons to whom such Participant’s rights shall pass by the Participant’s will or by the laws of descent and distribution at the Participant’s domicile at the time of death, within a period of twelve (12) months after the date of the Participant’s death.

(iv)	For purposes of the Plan, unless otherwise defined in the Award Agreement, termination for “Cause” shall have the meaning of the term as expressly defined in a then-effective written agreement between the Participant and the Corporation or any Related Corporation, or in the absence of such then-effective written agreement and in the case of an Employee, termination for the following reasons: (i) conviction of any felony involving moral turpitude or affecting the Corporation; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Participant’s direct supervisor, which involves the business of the Corporation or its Related Corporation and was capable of being lawfully performed; (iii) embezzlement of funds of the Corporation or its Related Corporation; (iv) any breach of the Participant’s fiduciary duties or duties of care of the Corporation; including without limitation disclosure of confidential information of the Corporation; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Corporation. Unless accelerated in accordance with Section 7.1(f) above, unvested Options shall terminate immediately upon termination of employment or contractual relationship of a Participant with the Corporation or a Related Corporation, or termination of a Participant’s services as a director of the Corporation or a Related Corporation, for any reason whatsoever, including death or disability.

(v)	For purposes of this Plan, transfer of employment between or among the Corporation and/or any Related Corporation shall not be deemed to constitute a termination of employment with the Corporation or any Related Corporation. Employment shall be deemed to continue while the Participant is on military leave, sick leave or other bona fide leave of absence (as determined by the Committee). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first ninety (90) days of such leave, unless (to the extent permitted by Applicable Law) otherwise determined in specific agreements by the Committee and unless the Participant’s re-employment rights are guaranteed by statute or by contract.

(h)	Exercise or Settlement of Awards

(i)	Options shall be exercisable, in full or in part, at any time after vesting, until termination of right to exercise. If less than all of the shares of Common Stock included in the vested portion of an Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the exercise period.

(ii)	Options or portions thereof may be exercised by giving written notice to the Corporation, in such form and method as may be determined by the Corporation, which notice shall specify the number of shares of Common Stock to be purchased, and be accompanied by payment in the amount of the aggregate exercise price for the Common Stock so purchased, which payment shall be in a form specified in Section 7.1(i) below. The Corporation shall not be obligated to issue, transfer or deliver a certificate representing shares of Common Stock to the Participant, until provision has been made by the Participant, to the satisfaction of the Corporation, for the payment of the aggregate exercise or purchase price, as applicable, for all shares of Common Stock for which the Award shall have been exercised or settled and in satisfaction of any tax withholding obligations associated with such exercise or settlement.

(iii)	During the lifetime of a Participant, Options are exercisable only by the Participant.

(iv)	Only a whole share of Common Stock may be issued pursuant to the exercise or settlement of an Award, and to the extent that an Award covers less than one (1) share of Common Stock, such fractional share shall be forfeited.

(i)	Payment upon Exercise of Option or Settlement of an Award

Upon the exercise of any Option or settlement of an Award requiring a purchase price, the aggregate exercise price or purchase price (as applicable) shall be paid to the Corporation in cash or by certified or cashier’s check. In addition, if pre-approved in writing by the Committee who may arbitrarily withhold consent, the Participant may pay for all or any portion of the aggregate exercise price or purchase price (as applicable) by complying with one or more of the following alternatives:

(i)	by delivering to the Corporation shares of Common Stock previously held by such Participant, or by the Corporation withholding shares of Common Stock otherwise deliverable pursuant to exercise of an Award, which shares of Common Stock received or withheld shall have a fair market value per share of Common Stock at the date of exercise (as determined by the Committee) equal to the aggregate exercise price to be paid by the Participant upon such exercise or settlement;

(ii)	by delivering a properly executed exercise notice together with irrevocable instructions to a broker promptly to sell or margin a sufficient portion of the shares of Common Stock and deliver directly to the Corporation the amount of sale or margin loan proceeds to pay the exercise price or settlement price; or

(iii)	by complying with any other payment mechanism approved by the Committee at the time of exercise.

(j)	Restricted Stock

An Award of restricted stock may be granted by the Corporation in a specified number of shares of Common Stock of the Corporation to the Participant, which shares may or may not be subject to forfeiture or other restrictions upon the happening of specified events (the term in which such restrictions apply shall be referred to as the “Restriction Period”). Such an Award shall be subject to the following terms and conditions:

(i)	Restricted stock shall be evidenced by an Award Agreement. The Award Agreement shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.

(ii)	Upon determination of the number of shares of restricted stock to be granted to a Participant, the Committee shall direct that a certificate or certificates representing the number of shares of Common Stock of the Corporation be issued to the Participant with the Participant designated as the registered owner. If any restrictions apply to such shares of restricted stock, the certificate(s) representing such shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Corporation, to be held in escrow during the Restriction Period.

(iii)	Unless otherwise determined by the Committee at the time of an Award, during the Restriction Period the Participant shall not have the right to receive dividends from or to vote the shares of restricted stock.

(iv)	The Award Agreement shall specify the duration of the Restriction Period, if any, and the employment or other conditions (including performance objectives, termination of employment on account of death, disability, retirement or other cause) under which shares of restricted stock may be forfeited by the Participant. At the end of the Restriction Period, if any, the restrictions imposed shall lapse with respect to the number of shares of restricted stock as determined by the Committee, and the legend shall be removed and such number of shares delivered to the Participant (or, where appropriate, the Participant’s legal representative). The Committee may, in its sole discretion, modify or accelerate the vesting and delivery of shares of restricted stock, if those are subject to vesting.

(k)	Restricted Stock Unit

The Committee is authorized to make awards of restricted stock units to any Employee or consultant in such amounts and subject to such terms and conditions as the Committee shall deem appropriate. On the vesting date of a restricted stock unit, or, if later, on the date or dates set forth in the applicable Award Agreement(s), the Corporation shall transfer to the Participant one unrestricted, fully transferable, fully paid and non-assessable share of Common Stock for each restricted stock unit scheduled to be paid out on such date and not previously forfeited.

(i)	All Awards of restricted stock units made pursuant to this Plan will be evidenced by an Award Agreement and will comply with and be subject to the terms and conditions of this Plan.

(ii)	Unless otherwise determined by the Committee at the time of an Award, during the Restriction Period the Participant shall not have the right to receive dividends from and to vote the shares underlying the restricted stock units.

(iii)	Restricted stock units shall be subject to such terms and conditions as the Committee may impose. These terms and conditions may include restrictions based upon completion of a specified period of service with the Corporation or an affiliate and the attainment of certain performance objectives as set out in advance in the Participant’s individual Award Agreement.

(l)	No Rights as a Shareholder

A Participant shall have no rights as a shareholder of the Corporation with respect to any shares of Common Stock covered by an Option and to any shares of Common Stock underlying a restricted stock unit until such Participant becomes a record holder of such shares, irrespective of whether such Participant has given notice of exercise. Subject to the provisions of Section 7.1(o) hereof, no rights shall accrue to a Participant and no adjustments shall be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the shares of Common Stock for which the record date is prior to the date the Participant becomes a record holder of the shares of Common Stock, irrespective of whether such Participant has given notice of exercise.

(m)	Non-transferability

Options and unvested restricted stock and restricted stock units granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any options and unvested restricted stocks and restricted stock units or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by this Plan, such Options and unvested restricted stock and restricted stock units shall thereupon terminate and become null and void.

(n)	Securities Regulation and Tax Withholding

(i)	Shares of Common Stock shall only be issued with respect to an Award, including the exercise of an Option, and the issuance and delivery of such shares of Common Stock shall comply with all Applicable Laws, and such issuance shall be further subject to the approval of counsel for the Corporation with respect to such compliance, including the availability of an exemption from prospectus and registration requirements for the issuance and sale of such shares of Common Stock. The inability of the Corporation to obtain from any regulatory body the authority deemed by the Corporation to be necessary for the lawful issuance and sale of any shares of Common Stock under this Plan, or the unavailability of an exemption from prospectus and registration requirements for the issuance and sale of any shares of Common Stock under this Plan, shall relieve the Corporation of any liability with respect to the non-issuance or sale of such shares of Common Stock.

(ii)	As a condition to the exercise of an Option or issuance of other Awards, the Committee may require the Participant to represent and warrant in writing at the time of such exercise that the shares of Common Stock are being purchased only for investment and without any then-present intention to sell or distribute such shares of Common Stock. If necessary under Applicable Laws, the Committee may cause a stop-transfer order against such shares of Common Stock to be placed on the stock books and records of the Corporation, and a legend indicating that the shares of Common Stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any Applicable Laws, may be stamped on the certificates representing such shares of Common Stock in order to assure an exemption from registration. The Committee also may require such other documentation as may from time to time be necessary to comply with applicable securities laws. THE CORPORATION HAS NO OBLIGATION TO UNDERTAKE REGISTRATION OF OPTIONS OR THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF OPTIONS OR ISSUANCE OF OTHER AWARDS.

(iii)	The Participant shall pay to the Corporation by certified or cashier’s check, promptly upon exercise of an Option or, if sooner or later, the date that the amount of such obligations becomes determinable upon any Award, all applicable federal, state, local and foreign withholding taxes that the Committee, in its discretion, determines to result upon exercise of an Option or from a transfer or other disposition of shares of Common Stock acquired upon exercise of an Option or otherwise related to an Option or shares of Common Stock acquired in connection with an Option or issuance of shares underlying a different Award. Furthermore, the Participant shall agree to indemnify the Corporation and/or its affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. Upon approval of the Committee, a Participant may satisfy such obligation by complying with one or more of the following alternatives selected by the Committee:

A.	by delivering to the Corporation shares of Common Stock previously held by such Participant or by the Corporation withholding shares of Common Stock otherwise deliverable pursuant to the exercise of the Option or issuance of shares underlying a different Award, which shares of Common Stock received or withheld shall have a fair market value (as determined by the Committee) equal to the minimum mandatory withholding tax obligations arising as a result of such exercise, transfer or other disposition; or

B.	by complying with any other payment mechanism approved by the Committee from time to time.

(iv)	The issuance, transfer or delivery of certificates representing shares of Common Stock pursuant to the exercise of Options or issuance of shares underlying a different Award may be delayed, at the discretion of the Committee, until the Committee is satisfied that the applicable requirements of all Applicable Laws and the withholding provisions of the Code have been met and that the Participant has paid or otherwise satisfied any withholding tax obligation as described in Section 7.1(n)(iii) above.

(o)	Adjustments Upon Changes In Capitalization

(i)	The aggregate number (in the case of Incentive Stock Options and for purposes of the limit in Section 6.2 above) and class of shares for which Awards may be granted under this Plan, the number and class of shares covered by each outstanding Award, and the exercise price per share thereof (but not the total price), and each such Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Corporation resulting from:

A.	a subdivision or consolidation of shares of Common Stock or any like capital adjustment, or

B.	the issuance of any shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock, to the holders of all or substantially all of the outstanding shares of Common Stock by way of a stock dividend (other than the issue of shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock, to holders of shares of Common Stock pursuant to their exercise of Options to receive dividends in the form of shares of Common Stock, or securities convertible into shares of Common Stock, in lieu of dividends paid in the ordinary course on the shares of Common Stock).

(ii)	Except as provided in Section 7.1(o)(iii) hereof, upon a merger or amalgamation (other than a merger or amalgamation of the Corporation in which the holders of shares of Common Stock immediately prior to the merger have the same proportionate ownership of shares of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere re-incorporation or the creation of a holding Corporation) or liquidation of the Corporation, as a result of which the shareholders of the Corporation, receive cash, shares or other property in exchange for or in connection with their shares of Common Stock, any Award granted hereunder shall terminate, but the Participant shall have the right to exercise such Participant’s Award immediately prior to any such merger, consolidation, acquisition of property or shares, separation, reorganization or liquidation, and to be treated as a shareholder of record for the purposes thereof, to the extent the vesting requirements set forth in the Award Agreement have been satisfied.

(iii)	If the shareholders of the Corporation receive shares in the capital of another corporation (“Exchange Shares”) in exchange for their shares of Common Stock in any transaction involving a merger or amalgamation (other than a merger of the Corporation in which the holders of shares of Common Stock immediately prior to the merger have the same proportionate ownership of shares of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or shares, separation or reorganization (other than a mere re-incorporation or the creation of a holding Corporation), all Awards granted hereunder shall be converted into Awards to purchase Exchange Shares, unless the Corporation and the corporation issuing the Exchange Shares, in their sole discretion, determine that any or all such Awards granted hereunder shall not be converted into Awards to purchase Exchange Shares but instead shall terminate in accordance with, and subject to the Participant’s right to exercise the Participant’s Awards pursuant to the provisions of Section 7.1(o)(ii). The amount and price of converted Awards shall be determined by adjusting the amount and price of the Awards granted hereunder in the same proportion as used for determining the number of Exchange Shares the holders of the shares of Common Stock receive in such merger, consolidation, acquisition or property or stock, separation or reorganization. Unless accelerated by the Board, the vesting schedule set forth in the Award Agreement shall continue to apply to the Awards granted for the Exchange Shares.

(iv)	In the event of any adjustment in the number of shares of Common Stock covered by any Award, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from such adjustment.

(v)	All adjustments pursuant to Section 7.1(o) shall be made by the Committee, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

(vi)	The grant of an Award shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

(vii)	All adjustments made pursuant to this Section 7.1(o) shall satisfy the requirements of Sections 424 and 409A of the Code (and the regulations promulgated thereunder to the extent such requirements are applicable.

8. TERMINATION DATE; AMENDMENT; SHAREHOLDER APPROVAL

8.1 Unless sooner terminated by the Board, this Plan shall terminate on the day prior to the tenth (10th) anniversary of its adoption by the Board. No Award may be granted after such termination or during any suspension of this Plan.

8.2 Any Incentive Stock Options granted by the Committee prior to the ratification of this Plan by the shareholders of the Corporation shall be granted subject to approval of this Plan by the shareholders of the Corporation’s outstanding voting shares, voting either in person or by proxy at a duly held shareholders’ meeting within twelve (12) months before or after the date this Plan is approved by the Board.

9. NO OBLIGATIONS TO EXERCISE OPTION

The grant of an Option shall impose no obligation upon the Participant to exercise such Option.

10. NO RIGHT TO AWARD OR TO EMPLOYMENT

Whether or not any Awards are to be granted under this Plan shall be exclusively within the discretion of the Committee, and nothing contained in this Plan shall be construed as giving any person any right to participate under this Plan. The grant of an Award shall in no way constitute any form of agreement or understanding binding on the Corporation or any Related Corporation, express or implied, that the Corporation or any Related Corporation will employ or contract with a Participant for any length of time, nor shall it interfere in any way with the Corporation’s or, where applicable, a Related Corporation’s right to terminate a Participant’s employment or services at any time, which right is hereby reserved.

11. AWARDS VOIDABLE

If a person to whom an Award under the Plan has been made fails to execute and deliver to the Committee a related Award agreement within thirty (30) days after it is submitted to him, the Award shall be voidable by the Committee at its election, without further notice to such person.

12. APPLICATION OF FUNDS

The proceeds received by the Corporation from the sale of shares of Common Stock issued upon the exercise of Awards shall be used for general corporate purposes, unless otherwise directed by the Board.

13. INDEMNIFICATION OF COMMITTEE

In addition to all other rights of indemnification they may have as members of the Board, members of the Committee shall be indemnified by the Corporation for all reasonable expenses and liabilities of any type or nature, including attorneys’ fees incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, this Plan or any Award granted under this Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Corporation), except to the extent that such expenses relate to matters for which it is adjudged that such Committee member is liable for willful misconduct; provided, that within fifteen (15) days after the institution of any such action, suit or proceeding, the Committee member involved therein shall, in writing, notify the Corporation of such action, suit or proceeding, so that the Corporation may have the opportunity to make appropriate arrangements to prosecute or defend the same.

14. AMENDMENT AND TERMINATION OF PLAN

Subject to additional consents and approvals required under Applicable Law, the Committee may, at any time, modify, amend or terminate this Plan or modify or amend Awards granted under this Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with the Applicable Laws; provided that without approval of the Corporation’s shareholders there shall be no: (a) increase in the total number of shares covered by the Plan, except by operation of the provisions of Section 7(o), or the aggregate number of shares of Common Stock that may be issued to any single person; (b) change in the class of persons eligible to receive Awards under the Plan; or (c) other change in the Plan that requires shareholder approval under Applicable Law. Except as otherwise provided in the Plan or an Award Agreement, no amendment shall adversely affect outstanding Awards without the consent of the Participant. Any termination of the Plan shall not terminate Awards then outstanding, without the consent of the Participant.

15. SECTION 409A

15.1 This Plan and the related Award Agreements (collectively, for purposes of this Section 15, the “Plan”) are intended to comply with the requirements of Section 409A of the Code (“Section 409A”). Deferrals of compensation subject to the restrictions set forth under Section 409A and the regulations promulgated thereunder (hereinafter, “Non-Qualified Deferred Compensation”) may only be made under this Plan to a Participant subject to the provisions of Section 409A upon an event and in a manner permitted by Section 409A. Any amounts payable solely on account of an involuntary separation from service of the Participant within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay (exempt from the provisions of Section 409A under Treas. Reg. Section 1.409A-1(b)(9)) or as short-term deferral amounts (as described in Treas. Reg. Section 1.409A-1(b)(4)), to the maximum possible extent. For purposes of Section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.

15.2 To the extent required by Section 409A, and notwithstanding any other provision of this Plan to the contrary, no payment of Non-Qualified Deferred Compensation will be provided to, or with respect to, a Participant on account of his separation from service until the first to occur of (i) the date of the Participant’s death or (ii) the date which is one day after the six (6) month anniversary of his separation from service, but in either case only if he is a “Specified Employee” (as defined under Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder) in the year of his separation from service. Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum promptly following the first to occur of the two dates specified in such immediately preceding sentence.

15.3 Any payment of Non-Qualified Deferred Compensation made pursuant to a voluntary or involuntary Termination of Service shall be withheld until the Participant (who is subject to the provisions of Section 409A) incurs both (i) a termination of service and (ii) a “Separation from Service” with the Corporation and all of its affiliates, as such term is defined in Treas. Reg. Section 1.409A-1(h).

15.4 If a Participant subject to the provisions of Section 409A is permitted to elect to defer an Award or any payment under an Award, such election shall be made in accordance with the requirements of Code Section 409A. Each initial deferral election (an “Initial Deferral Election”) must be received by the Committee prior to the following dates or will have no effect whatsoever:

(a) Except as otherwise provided below or in Treas. Reg. Section 1.409A-2, the December 31st immediately preceding the year in which the compensation is earned;

(b) With respect to a Participant’s first year of participation in the Plan, within 30 days after the date the Participant first becomes eligible to participate in the Plan, but only with regard to compensation paid for services performed by the Corporation or any affiliate after the date of such election;

(c) With respect to any annual or long-term incentive pay which qualifies as “performance-based compensation” within the meaning of Code Section 409A, by the date six (6) months prior to the end of the performance measurement period applicable to such incentive pay provided such additional requirements set forth in Treas. Reg. Section 1.409A-2(a) are met;

(d) With respect to “Fiscal Year Compensation” as defined under Code Section 409A, by the last day of the Corporation’s fiscal year immediately preceding the year in which the fiscal year compensation is earned; or

(e) With respect to mid-year Awards or other legally binding rights to a payment of compensation in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued service for a period of at least twelve (12) months, on or before the thirtieth (30th) day following the grant of such Award (or the date such legally binding right to a payment of compensation arises), provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse.

15.5 If the Plan so permits, the Committee may, in its sole discretion, permit Participants to submit additional deferral elections in order to delay, but not to accelerate, a payment, or to change the form of payment of an amount of deferred compensation (a “Subsequent Deferral Election”), if, and only if, the following conditions are satisfied: (i) the Subsequent Deferral Election must not take effect until 12 months after the date on which it is made, (ii) in the case of a payment other than a payment attributable to the Participant’s death, disability or an unforeseeable emergency (all within the meaning of Section 409A of the Code) the Subsequent Deferral Election further defers the payment for a period of not less than five years from the date such payment would otherwise have been made and (iii) the Subsequent Deferral Election is received by the Committee at least 12 months prior to the date the payment would otherwise have been made. In addition, such Participants may be further permitted to revise the form of payment they have elected, or the number of installments elected, provided that such revisions comply with the requirements of a Subsequent Deferral Election.

15.6 To the extent the Plan provides that Non-Qualified Deferred Compensation can be paid, at the discretion of the Committee, during a certain period (e.g., 60 days) following a permissible payment event or trigger, and if the payment period spans two taxable years of a Participant, then such Non-Qualified Deferred Compensation shall be paid during the second of such taxable years.

15.7 The preceding provisions of this Section 15 shall not be construed as a guarantee by the Corporation or by any of its affiliates of any particular tax effect to the Participants under this Plan. The Corporation and its affiliates shall not be liable to the Participants for any additional tax, penalty or interest imposed under Section 409A nor for reporting (or for failing to report) in good faith any payment made under this Plan as an amount includible in gross income under Section 409A.

16. TAX WITHHOLDING

The Corporation (or the appropriate affiliate) shall have the right to deduct and withhold from all payments hereunder the minimum statutory required federal, state, local or foreign taxes due to be withheld with respect to such payments. In the case of the issuance or distribution of Common Stock or other securities hereunder, either directly or upon the exercise of or payment upon any Award, the Corporation, as a condition of such issuance or distribution, may require the payment (through withholding from the Participant’s salary, reduction of the number of shares of Common Stock or other securities to be issued, or otherwise) of any such taxes. Each Participant may satisfy the withholding obligations by paying to the Corporation (or the appropriate affiliate) a cash amount equal to the amount required to be withheld or, subject to the Committee’s consent thereto, by tendering to the Corporation (or to the appropriate affiliate) a number of shares of Common Stock having a fair market value equivalent to such cash amount, or by use of the following procedure if approved in writing by the Committee: A procedure whereby a number of shares of Common Stock or other securities may be withheld from the total number of shares of Common Stock or other securities to be issued upon exercise, vesting or payment upon an Award, as applicable. The Committee may, in its sole discretion, require that if any such withholding is effected by the tendering of Common Stock, such withholding shall be consummated with Common Stock (i) held by the Participant for at least six months or (ii) acquired by the Participant other than under the Plan or a similar program.

17. PAYMENTS DUE MISSING PERSONS

The Corporation shall make a reasonable effort to locate all persons entitled to benefits under the Plan; however, notwithstanding any provisions of the Plan to the contrary, if, after a period of one (1) year from the date such Benefits shall be due, any such persons entitled to Benefits have not been located, their rights under the Plan with respect to such Benefits shall stand suspended. Before this provision becomes operative, the Corporation shall send a certified letter to all such persons at their last known addresses advising them that their rights under the Plan shall be suspended. Subject to all applicable state laws, any such suspended Benefits shall be held by the Corporation for a period of one (1) additional year and thereafter such Benefits shall be forfeited and thereafter remain the property of the Corporation.

18. INCAPACITY

If the Committee shall receive evidence satisfactory to it that a person entitled to receive payment of, or exercise, any Award is, at the time when such benefit becomes payable or exercisable, a minor, or is physically or mentally incompetent to receive or exercise such Award and to give a valid release thereof, and that another person or an institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of such person shall have been duly appointed, the Committee may make payment of such Award otherwise payable to such person to (or permit such Award to be exercised by) such other person or institution, including a custodian under the Uniform Gifts to Minors Act or corresponding legislation (who shall be an adult, a guardian of the minor or a trust company), and the release by such other person or institution shall be a valid and complete discharge for the payment or exercise of such Award.

19. GOVERNING LAW

All questions pertaining to the validity, construction and administration of the Plan shall be determined in accordance with the laws of the State of New York without regard to its principles of conflicts of law. In the event that any person is compelled to bring a claim related to the Plan, to interpret or enforce the provisions of the Plan, to recover damages as a result of a breach of the terms of the Plan, or from any other cause (a “Claim”), such Claim must be processed in the manner set forth below:

19.1 THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS BINDING ARBITRATION, AND THE CORPORATION AND EACH PARTICIPANT (INCLUDING FORMER PARTICIPANTS, BENEFICIARIES OF PARTICIPANTS OR OF FORMER PARTICIPANTS OR PERSONS ACTING FOR OR NON BEHALF THEREOF) WAIVE THE RIGHT TO A JURY TRIAL OR COURT TRIAL. No Participant shall initiate or prosecute any lawsuit in any way related to any Claim covered by the terms of the Plan.

19.2 Any arbitration shall be binding and conducted before a single arbitrator in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes or the appropriate governing body, as modified by the terms and conditions of this paragraph. Venue for any arbitration pursuant to the Plan will lie in the locality of the principal executive offices of the Corporation. The arbitrator will be selected by mutual agreement of the parties to such arbitration or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS or the appropriate governing body. The parties to the arbitration shall each pay an equal amount of the arbitrator’s fees and arbitration costs (recognizing that each party to the arbitration bears the cost of its own deposition(s), witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in a court of law). Upon the conclusion of the arbitration hearing, the arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based. The award of the arbitrator shall be final and binding. Judgment upon any award may be entered in any court having jurisdiction thereof.

20. NOTICES

Each notice relating to the Plan shall be in writing and delivered in person, by national recognized courier service or by certified or express mail to the proper address, with proof of receipt requested. Except as otherwise provided in any Award Agreement, or as the Committee or Corporation shall, in writing, notify applicable Participants, former Participants, beneficiaries or other persons acting for or on behalf of such persons, all notices to the Corporation or the Committee shall be addressed to it at the principal executive offices of the Corporation, Attn: Secretary. All notices to Participants, former Participants, beneficiaries or other persons acting for or on behalf of such persons shall be addressed to such person at the last address for such person maintained in the Corporation’s records. No such notice shall be effective until received by the addressee.

21. GOLDEN PARACHUTE RESTRICTIONS

Notwithstanding any other provisions of the Plan to the contrary, if the receipt of any payments or benefits under the Plan would subject a Participant to tax under Code Section 4999, the Committee may determine whether some amount of payments or benefits would meet the definition of a “Reduced Amount.” If the Committee determines that there is a Reduced Amount, the total payments or benefits to the Participant under all Awards must be reduced to such Reduced Amount, but not below zero. It is the intention of the Corporation and any such Participant to reduce the payments under the Plan only if the aggregate “Net After Tax Receipts” to such Participant would thereby be increased. If the Committee determines that the benefits and payments must be reduced to the Reduced Amount, the Corporation must promptly notify such Participant of that determination, with a copy of the detailed calculations by the Committee. All determinations of the Committee under this Section 21 shall be final, conclusive and binding upon the Corporation and any such Participant. As result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Committee under this 21), however, it is possible that amounts will have been paid under the Plan to or for the benefit of a Participant which should not have been so paid (“Overpayment”) or that additional amounts which will not have been paid under the Plan to or for the benefit of a Participant could have been so paid (“Underpayment”), in each case consistent with the calculation of the Reduced Amount. If the Committee, based either upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or a Participant, which the Committee believes has a high probability of success, or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan, to the extent permitted by Applicable Law, which such Participant must repay to the Corporation together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by a Participant to the Corporation if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Sections 1, 3101 or 4999 or generate a refund of such taxes. If the Committee, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Committee must promptly notify the Corporation of the amount of the Underpayment, which then shall be paid promptly to the Participant but no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the determination is made that the Underpayment has occurred. For purposes of this Section 21`, (i) “Net After Tax Receipts” means the Present Value of a payment under the Plan net of all taxes imposed on Participant with respect thereto under Code Sections 1, 3101 and 4999, determined by applying the highest marginal rate under Code Section 1 which applies to the Participant’s taxable income for the applicable taxable year; (ii) “Present Value” means the value determined in accordance with Code Section 280G(d)(4); and (iii) “Reduced Amount” means the smallest aggregate amount of all payments and benefits under the Plan which (x) is less than the sum of all payments and benefits under the Plan and (y) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments and benefits under the Plan were any other amount less than the sum of all payments and benefits to be made under the Plan. If any payment or benefit is reduced under this Section 21, such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced. Any necessary reduction in each subcategory shall first be applied to the latest scheduled payment in such subcategory and shall continue to the extent necessary until the most current payment is reduced or eliminated.

22. CLAWBACKS

Notwithstanding any provision of the Plan to the contrary, each Participant’s benefits awarded or paid hereunder (including, but not limited to, payments of cash, equity underlying grants, and equity released from restrictions) may be subject to recoupment by the Corporation to the extent (i) required under the applicable requirements of Section 304 of the Sarbanes-Oxley Act of 2002 and/or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (each as in effect from time to time, any applicable rules and regulations with respect thereto that are promulgated thereunder by the Securities and Exchange Commission and the exchange(s) and/or other trading facility(ies) on which any class of securities of the Corporation is traded), (ii) required by any other policy or rule adopted by the Board or the Corporation’s stockholders pursuant to a duly authorized vote or (iii) as may be provided in a particular Award Agreement. To the extent these recoupment rules apply to any Participant, but without in any way limiting the generality of the foregoing, the Participant’s Awards shall be subject to recoupment under the Corporation’s clawback policy, as in effect from time to time (the “Clawback Policy”), to the extent provided therein. The Corporation intends, but the Corporation does not and cannot guarantee, that to the extent any payment under the Plan qualifies as non-qualified deferred compensation (as defined under Section 409A of the Code and the regulations promulgated thereunder) any recoupment required under this Section 22 shall either be exempt from Section 409A of the Code or comply with the applicable requirements of Section 409A of the Code regarding the prohibited acceleration of payments of deferred compensation.

23. CERTAIN RULES OF CONSTRUCTION

23.1 The headings and subheadings set forth in the Plan are inserted for the convenience of reference only and are to be ignored in any construction of the terms set forth herein.

23.2 Wherever applicable, the neuter, feminine or masculine pronoun as used herein shall also include the neuter, masculine or feminine, as the case may be.

23.3 The words “hereof,” “herein,” “hereunder” and similar words refer to the Plan as a whole and not to any particular provision of the Plan; and any subsection, Section, Schedule, Appendix or Exhibit references are to the Plan unless otherwise specified.

23.4 The term “including” is not limiting and means “including without limitation.”

23.5 References in the Plan to any statute or statutory provisions include a reference to such statute or statutory provisions as from time to time amended, modified, reenacted, extended, consolidated or replaced (whether before or after the date of the Plan) and to any subordinate legislation made from time to time under such statute or statutory provision.

23.6 References to the Plan or to any other document include a reference to the Plan or to such other document as varied, amended, modified, novated or supplemented from time to time.

23.7 References to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile or electronic mail.

23.8 References to “$” are to United States Dollars.

23.9 References to “%” are to percent.